Exhibit 99.1

Company contacts:

Bob Blair

Western Digital Investor Relations

949.672.7834

robert.blair@wdc.com

Steve Shattuck

Western Digital Public Relations

949.672.7817

steve.shattuck@wdc.com

FOR IMMEDIATE RELEASE:

WESTERN DIGITAL RECOMMENDS SHAREHOLDERS REJECT “MINI-TENDER OFFER”

BY TRC CAPITAL CORPORATION

TRC Capital Offer Significantly Lower than Western Digital Closing Share Price

Prior to the Date of Offer

IRVINE, Calif. — June 8, 2016 — Western Digital® Corporation (NASDAQ: WDC) (“Western Digital” or the “Company”) today announced that it has received notice of an unsolicited “mini-tender offer” by TRC Capital Corporation to purchase up to 2,500,000 shares, or approximately 0.89 percent of Western Digital’s outstanding shares of common stock as of the date of the offer. TRC Capital’s offer price is $42.95, 4.53 percent lower than the closing price of Western Digital’s shares on May 27, 2016, the first business day prior to the date of the offer.

Western Digital recommends that stockholders do not tender their shares in response to TRC Capital’s offer because the offer is at a price below the current market price for Western Digital’s shares and subject to numerous conditions. Western Digital is not affiliated or associated in any way with TRC Capital, its mini-tender offer or the offer documentation.

Western Digital urges stockholders to obtain current market quotations for their shares, review the conditions to the offer, consult with their broker or financial adviser, and exercise caution with respect to TRC Capital’s offer.

Western Digital Recommends Shareholders Reject “Mini-Tender Offer” by

TRC Capital Corporation

Western Digital recommends that any stockholders who have not responded to this offer do nothing. The company also recommends that stockholders who have already tendered shares to TRC Capital consider withdrawing their shares from the offer in the manner described in the TRC Capital offering documents prior to expiration of the offer at 12:01 a.m. Eastern time on June 29, 2016.

TRC has made many similar mini-tender offers for shares of other companies. Mini-tender offers are designed to seek to acquire less than 5% of a company’s outstanding shares, thereby avoiding many disclosure and procedural requirements of the Securities and Exchange Commission (SEC) that apply to offers for more than 5% of a company’s outstanding shares. As a result, mini-tender offers do not provide investors with the same level of protections as provided by larger tender offers under United States securities laws.

The SEC has cautioned investors about these offers, noting that “some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price” and that many investors who hear about mini-tender offers “surrender their securities without investigating the offer, assuming that the price offered includes the premium usually present in larger, traditional tender offers.” The SEC’s Investor Tips regarding mini-tender offers may be found on the SEC’s website at www.sec.gov/investor/pubs/minitend.htm.

Western Digital encourages brokers and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosures at www.sec.gov/divisions/marketreg/minitenders/sia072401.htm.

Western Digital requests that a copy of this press release be included with all distributions of materials relating to TRC’s offer.

About Western Digital

Western Digital Corporation (NASDAQ: WDC) is an industry-leading provider of storage technologies and solutions that enable people to create, leverage, experience and preserve data. The company addresses ever-changing market needs by providing a full portfolio of compelling, high-quality storage solutions with customer-focused innovation, high efficiency, flexibility and speed. Our products are

Western Digital Recommends Shareholders Reject “Mini-Tender Offer” by

TRC Capital Corporation

marketed under the HGST, SanDisk and WD brands to OEMs, distributors, resellers, cloud infrastructure providers and consumers. Financial and investor information is available on the company’s Investor Relations website at investor.wdc.com.

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Western Digital, WD, the HGST logo, SanDisk and G-Technology are registered trademarks or trademarks of Western Digital Corporation or its affiliates in the U.S. and/or other countries. Other trademarks, registered trademarks, and/or service marks, indicated or otherwise, are the property of their respective owners.

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